Exhibit 10.6

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

DATED  JANUARY 12, 2021

(1)   PAION AG

(2)   PAION DEUTSCHLAND GMBH

(3)   LA JOLLA PHARMACEUTICAL COMPANY

(4)   La Jolla Pharmaceutical II B.V.

(5)   La Jolla Pharma, LLC

(6)   Tetraphase PHARMACEUTICALS, INC

(7)   Tetraphase PHARMACEUTICALS IRELAND LIMITED

Licence Agreement

THIS LICENCE AGREEMENT IS DATED AS OF 12 JANUARY 2021

PARTIES:

(1)

PAION AG, a company incorporated in Germany (company registration number DE5010352490) whose registered office is at Martinstrasse 10-12, 52062 Aachen, Germany (“Paion Parent”) and PAION DEUTSCHLAND GMBH, a company incorporated in Germany (company registration number HRB 10778) whose registered office is at Heussstraße 25, 52078 Aachen, Germany (“Paion” and, together with Paion Parent, the “Paion Parties”);

(2)

LA JOLLA PHARMACEUTICAL COMPANY, a company incorporated in the State of California (company registration number US330361285) with an office at 4747 Executive Drive, Suite 240, San Diego, CA 92121 United States of America (“La Jolla”); and

(3)

La Jolla Pharmaceutical II B.V., La Jolla Pharma, LLC, Tetraphase Pharmaceuticals, Inc., and Tetraphase Pharmaceuticals Ireland Limited (collectively, “Licensors”), wholly-owned subsidiaries of La Jolla, each with offices at 4747 Executive Drive, Suite 240, San Diego, CA 92121 United States of America.

WHEREAS:

(A)	The Licensors hold the Licensed Rights for the Licensed Products in the Territory. La Jolla and the Licensors wish to grant Paion a licence to the Licensed Rights in accordance with this Agreement.

(B)

Paion wishes to acquire the Licensed Rights from La Jolla and the Licensors in order for Paion and the Licensed Subsidiaries to manufacture, have manufactured, market, sell and distribute Licensed Products in the Territory in accordance with this Agreement.

THE AGREEMENT:

1.	Grant of licence
1.1.

The Licensors hereby grant to Paion and the wholly-owned subsidiaries of Paion Parent that hereby agree to be bound by this Agreement (collectively, “Licensed Subsidiaries”) during the Term an exclusive, non-transferable (except as provided in Clause 16) licence under the Licensed Rights to manufacture, have manufactured, sell, offer to sell, import, conduct clinical trials and studies and obtain regulatory approvals, market, distribute, supply, offer for sale and use the Licensed Products, in each case, solely in the Territory. Paion agrees that it has no rights under the Licensed Rights outside the Territory; provided that, if Paion or any Licensed Subsidiary desires to manufacture or have manufactured Licensed Products or conduct clinical trials or studies outside the Territory, upon Paion’s written request and subject to Licensors’ approval, which approval shall not be unreasonably withheld, conditioned, or delayed, the Licensors shall grant to Paion or the relevant Licensed Subsidiary the requested right to manufacture or have manufactured Licensed Products or conduct clinical trials or studies outside the Territory to the extent Licensors may do so without breaching any obligation or triggering a payment obligation under any agreement with a Third Party. Where reasonably requested by Paion or any Licensed Subsidiary, La Jolla and Licensors shall use their good faith efforts to (a) request consent from such Third Parties and (b) secure amendments to any agreements with such Third Parties to the extent necessary for Paion or any Licensed Subsidiary to manufacture or have manufactured Licensed Products or conduct clinical trials or studies outside the Territory without breaching any obligations or triggering payment obligations under such agreements with Third Parties.

1.2.

Paion shall not grant sub-licences under this Agreement in any country in the Paion Markets. Paion and Licensed Subsidiaries may grant sub-licences under this Agreement solely in the Sub-licensed Markets, provided that:

1.2.1	subject to Clause 1.2.2, the sub-licensees are subject to the obligations which are equivalent to the obligations on Paion and Licensed Subsidiaries under this Agreement;
1.2.2

the sub-licensees (or their sub-licensees) shall not be permitted to grant any sub-licences with respect to any Licensed Product without the prior written consent of Licensors, which the Licensors shall not unreasonably delay, condition or withhold;

1.2.3

the Licensed Know-how and the Confidential Information of the Licensors is only disclosed to such sub-licensees to the extent strictly necessary and under written obligations of confidence which are equivalent to the obligations on Paion and Licensed Subsidiaries under this Agreement; and

1.2.4	Paion and Licensed Subsidiaries may, at their discretion, terminate such sub-licences at any time, and promptly notify Licensors of such termination.
1.3

All Intellectual Property Rights in any Improvements made during the Term by or on behalf of La Jolla and each of the Licensors shall be the exclusive property of La Jolla and/or that Licensor on creation ("Licensors Improvements"). Licensors Improvements shall be deemed to be Licensed Know-how licensed to Paion and its Licensed Subsidiaries at no additional costs, fees or royalties during the Term pursuant to Clause 1.1. Licensors shall provide a summary of any Licensors Improvements within thirty (30) days after the creation of such Licensors Improvements and shall promptly provide all information reasonably requested by Paion regarding such Licensors Improvements.

1.4

All Intellectual Property Rights in any Improvements made during the Term by or on behalf of Paion or its Licensed Subsidiaries shall be the exclusive property of Paion on creation ("Paion Improvements"). Paion hereby grants, and agrees to cause its Licensed Subsidiaries to grant, to each Licensor and its Affiliates during the Term a non-exclusive, royalty-free, fully paid-up license under all Intellectual Property Rights in any Paion Improvements to manufacture, have manufactured, sell, offer to sell, import, conduct clinical trials and studies and obtain regulatory approvals, market, distribute, supply, offer for sale and use the Licensed Products, in each case, solely outside the Territory. Licensors may grant sub-licences under this Clause 1.4 provided the sub-licensees shall not grant any sub-licences under any Intellectual Property Rights in any Paion Improvements without the prior written consent of Paion, which Paion shall not unreasonably delay, condition or withhold. Paion shall provide a summary of any Pion Improvement within thirty (30) days after the creation of such Paion Improvement and shall promptly provide all information reasonably requested by Licensors regarding such Paion Improvement.

1.5

Paion shall have the option at its own cost, to record the licence granted to it under this Clause 1 in the relevant registries in the Territory. Licensors shall provide reasonable assistance to enable Paion and its Licensed Subsidiaries to make such submission under this Clause 1.5.

2.	Disclosure of TECHNICAL INFORMATION
2.1.

La Jolla and the Licensors shall provide to Paion and Licensed Subsidiaries all technical information in its and their possession and control relating to the Licensed Products, including without limitation Licensed Know-how and all Programme Data developed by or on behalf of Licensors, that is necessary or useful for Paion and Licensed Subsidiaries to use and otherwise exploit the Licensed Rights in accordance with this Agreement; provided that, in the case of any such technical information (including Know-How and Programme Data) that is owned by a Third Party, Licensors shall be obligated to provide such technical information only to the extent that the provision of such technical information does not breach any obligation or trigger a payment obligation under any agreement with a Third Party. Where reasonably requested by Paion or any Licensed Subsidiary, La Jolla and Licensors shall use good faith efforts to (a) request consent from such Third Parties and (b) secure amendments to any agreements with such Third Parties to the extent necessary to provide Paion and Licensed Subsidiaries all technical information (including Know-how and Programme Data) owned by such Third Parties that is necessary or useful for Paion and Licensed Subsidiaries to use and otherwise exploit the Licensed Rights in accordance with this Agreement, without breaching any obligations or triggering payment obligations under such agreements with Third Parties. La Jolla and the Licensors shall make such acknowledgements to Third Parties as Paion may reasonably request stating that Paion and its Affiliates are entitled to make exclusive use of the Licensed Know-how and Programme Data for the purpose of exercising their rights in accordance with this Agreement. La Jolla and the Licensors shall provide the technical and other information described in Clause 2.2 to Paion within thirty (30) days after the Commencement Date.

2.2.

Such technical and other information to be provided by La Jolla and Licensors to Paion pursuant to Clause 2.1 shall include, without limitation, the latest versions of the following documents in La Jolla's, Licensors’ and/or their Affiliates' possession or control to the extent relating to the Licensed Products:

2.2.1.	Investigational new drug applications to any regulatory authorities;
2.2.2.	Phase I and II clinical reports;
2.2.3.	Phase III protocol and related documents including case report forms and patient informed consent forms;
2.2.4.	Investigator brochures;
2.2.5.	Phase III clinical study reports;
2.2.6.	New Drug Applications;
2.2.7.	Supplementary New Drug Applications;
2.2.8.	Label amendments along with clinical and regulatory submission support;
2.2.9.	Stability reports; and
2.2.10.	Value dossiers.
2.3.

La Jolla and the Licensors shall, at no additional cost, disclose to Paion and Licensed Subsidiaries any Know-how and/or Programme Data in La Jolla's, Licensors and/or their Affiliates' possession or control that is necessary or useful for the exploitation of the Licensed Rights in the Territory and that La Jolla, Licensors and/or their Affiliates may develop, have developed or acquire during the Term, including without limitation all such Know-how and/or Programme Data which it may obtain from any of its licensees outside the Territory (unless prevented from so doing by the terms of its agreement with any licensee) and that is necessary or useful for Paion and Licensed Subsidiaries to manufacture, have manufactured, sell, offer to sell, import, conduct clinical trials and studies and obtain regulatory approvals, market, distribute, supplying, offer for sale and use the Licensed Products under this Agreement, within thirty (30) days of developing or acquiring such Know-how and/or Programme Data, all of the foregoing of which will be deemed to be included in the Licensed Rights that are granted to Paion and Licensed Subsidiaries in accordance with this Agreement (in the case of Know-how and/or Programme Data obtained from any of La Jolla and/or Licensors' licensees outside the Territory, subject any limitations on the use thereof imposed under any agreements with such licensees). Where reasonably requested by Paion or any Licensed Subsidiary, La Jolla and Licensors shall use good faith to (a) seek consent from La Jolla's and/or Licensors' licensees outside the Territory and (b) secure amendments to any agreements with La Jolla's and/or Licensors' licensees outside the Territory to the extent necessary to provide Paion and Licensed Subsidiaries all such Know-how and/or Programme Data that is obtained from any of La Jolla and/or Licensors' licensees outside the Territory and which is necessary or useful for Paion and Licensed Subsidiaries to manufacture, have manufactured, sell, offer to sell, import, conduct clinical trials and studies and obtain regulatory approvals, market, distribute, supplying, offer for sale and use the Licensed Products under this Agreement.

2.4.

Subject to Clause 10, Paion and Licensed Subsidiaries shall have the right (in the case of Know-how and/or Programme Data obtained from any of La Jolla and/or Licensors' licensees outside the Territory, subject to Clause 2.3 and any limitations on the use thereof imposed under any agreements with such licensees):

2.4.1	to use the Licensed Know-how and Programme Data disclosed to it pursuant to Clauses 2.1, 2.2 and 2.3 for the purposes contemplated in this Agreement and subject to the terms hereof; and
2.4.2	to disclose Licensed Know-how and Programme Data to its sub-licensees and sub-contractors for their use for the purposes contemplated in this Agreement and subject to the terms hereof.
2.5

Paion shall be the sole owner of all Programme Data and other technical information which Paion may develop or acquire in relation to the Licensed Products. Paion shall disclose such Programme Data and other technical information to Licensors within thirty (30) days of developing or acquiring such Programme Data and other technical information. Paion hereby grants, and cause its Licensed Subsidiaries to grant, to each Licensor and its Affiliates during the Term a non-exclusive, royalty-free, fully paid-up license to use such Programme Data and other technical information to manufacture, have manufactured, sell, offer to sell, import, conduct clinical trials and studies and obtain regulatory approvals, market, distribute, supply, offer for sale and use the Licensed Products, in each case, solely outside the Territory, subject to Clause 10.

3.	LICENSED TRADEMARKS
3.1.

La Jolla and the Licensors shall, at their own cost and expense, maintain and renew the registrations of the Licensed Trademarks in the European Union or member state countries thereof, including payment of all related fees.

3.2.

Licensors may, at their option, file any additional trademark applications featuring the Licensed Trademarks in the Territory. If Licensors do not file an application to register any trademark registration in the European Union or member state countries thereof featuring the Licensed Trademarks which, in the reasonable opinion of Paion, warrants registration, Licensors shall at their own cost and expense, upon written request of Paion or its Licensed Subsidiaries, apply for such trademark protection as requested by Paion or its Licensed Subsidiaries provided that the ownership and control of any such additional trademarks remains with Licensors. Any new trademarks featuring the Licensed Trademarks that Licensors register in the European Union or any member state countries thereof shall be deemed to be Licensed Trademarks under this Agreement.

3.3.

Paion and its Licensed Subsidiaries shall not register or make any application to register any trade mark, design or other registered right which incorporates any Licensed Trademark or anything confusingly similar to any Licensed Trademark or otherwise infringes or dilutes in a material way any Licensed Trademark.

3.4.

Paion's and its Licensed Subsidiaries’ right to use the Licensed Trademarks shall be only in conformance with any trademarks usage guidelines of Licensors that may be delivered to Paion from time to time, which guidelines shall be reasonable and shall not be inconsistent with the scope of the license granted under this Agreement.

3.5.

Paion hereby acknowledges and recognizes Licensors' exclusive worldwide ownership of the Licensed Trademarks and agrees not to take any action inconsistent with such ownership.  Paion acknowledges that its Licensed Subsidiaries’ use of the Licensed Trademarks pursuant to this Agreement and any goodwill established thereby shall inure to the sole benefit of Licensors.  Paion agrees that nothing in this Agreement shall give Paion or any of its Licensed Subsidiaries any right, title or interest in the Licensed Trademarks other than the right to use the Licensed Trademarks in accordance with this Agreement.  Paion further agree that it and its Affiliates will not attack Licensors’ ownership of the Licensed Trademarks, nor shall Paion or any of its Affiliates assist or aid others in attacking Licensors’ ownership of the Licensed Trademarks.  Notwithstanding anything in this Agreement to the contrary, if, by virtue of Paion’s or any Licensed Subsidiary’s use of the Licensed Trademarks, Paion acquires any equity, title or other rights in or to the Licensed Trademarks, Paion or such License Subsidiary, as applicable, shall assign and transfer same to Licensors.

3.6.	Paion shall reasonably assist Licensors in policing the use of the Licensed Trademarks and shall cooperate with Licensors in protecting the Licensed Trademarks. Such cooperation by Paion shall be at the sole expense of Licensors. Paion shall notify Licensors promptly of any infringement of the Licensed Trademarks that comes to its attention or its Licensed Subsidiaries.
3.7.	Paion and its Affiliates shall not knowingly take or permit to be taken any actions that would diminish in a material way the goodwill or reputation associated with the Licensed Trademarks.
4.	MARKETING AUTHORISATIONS
4.1.

La Jolla and the Licensors shall initiate the transfer of all Marketing Authorisations for the Licensed Products in the Territory with the Regulatory Authority [***] in order for Paion (or its Licensed Subsidiaries) to be appointed as holders of all Marketing Authorisations for the Licensed Products in the Territory.

4.2.

La Jolla and the Licensors shall reasonably assist Paion and Licensed Subsidiaries, upon reasonable request, in connection with any queries made by Regulatory Authority during the transfer of the Marketing Authorisations or following the transfer the Marketing Authorisations. La Jolla and the Licensors shall give reasonable support to the application, transfer and maintenance of the Marketing Authorisations in the Territory, including but not limited to providing additional documents requested by Regulatory Authority. La Jolla and the Licensors shall reasonably assist Paion in answering any deficiency letters from the Regulatory Authority in the Territory regarding the Licensed Products, as reasonably requested by Paion or Licensed Subsidiaries. Where the Regulatory Authority may require a letter of authorisation or other similar document that La Jolla and/or Licensors are required to provide, La Jolla and the Licensors shall provide these promptly after being requested to do so.

4.3.

La Jolla and the Licensors shall reasonably assist Paion and Licensed Subsidiaries, upon reasonable request, in connection with any queries made by Regulatory Authority during the application for any new Marketing Authorisations in the Territory. La Jolla and the Licensors shall give reasonable support to the application and maintenance of the new Marketing Authorisations in the Territory. La Jolla and the Licensors shall reasonably assist Paion in answering any deficiency letters from the Regulatory Authority in the Territory regarding the Licensed Products, as reasonably requested by Paion or Licensed Subsidiaries. Where the Regulatory Authority may require a letter of authorisation or other similar document that La Jolla and/or Licensors are required to provide, La Jolla and the Licensors shall provide these promptly after being requested to do so.

4.4.

All reasonable costs and fees associated with La Jolla and Licensors complying with their obligations under Clauses 4.1, 4.2 and 4.3 shall be shared by the Parties, with the Parties consulting on how such reasonable costs and fees will be incurred and shared.

5.	SUPPLY OF LICENSED PRODUCTS
5.1.	The Parties shall use commercially reasonable efforts to negotiate and enter into a separate Supply Agreement [***]; such Supply Agreement to incorporate the Supply Terms in Schedule 5.
6.	OBLIGATIONS OF PAION
6.1.

Paion and its Licensed Subsidiaries shall (and shall ensure that its sub-licensees), in developing, using, importing, manufacturing, selling and supplying the Licensed Products, comply with all applicable local, state, and international laws and regulations.

6.2.	Paion and its Licensed Subsidiaries shall not do or omit to do anything which will:
6.2.1.	diminish the rights of Licensors in the Licensed Rights;
6.2.2.	impair any registration (or application for registration) of the Licensed Patents; or
6.2.3.	prejudice the validity of the Licensed Patents.
6.3.	Paion shall use Commercially Reasonable Efforts:

6.3.1.	to execute and fund all clinical trials necessary to obtain, and to obtain and keep in good standing, all Marketing Authorizations for the Licensed Products in the Territory;
6.3.2.	to coordinate and control the regulatory strategy and interactions with Regulatory Authorities for the Products in the Territory; and
6.3.3.

to commercialize License Products in the Territory, including to commence commercial sale of  Giapreza in the Territory by no later than August 23, 2022 and to commence commercial sale of XERAVA in the Territory by no later than September 20, 2021.

6.4.	Paion will have the sole right and responsibility for planning, funding and implementing commercialization activities for the Product in the Territory.
6.5.	Paion will be responsible for all costs related to commercialization of the Product, including sales, advertising and promotion in the Territory.
6.6.

Paion will be responsible for all pricing and reimbursement discussions and shall be free to set the final price independent of Licensors; provided that, Parties will discuss pricing of Licensed Products as part of the Joint Steering Committee and Paion will notify Licensors of setting of prices and any pricing changes for any Licensed Products made by Paion from time to time.

6.7.	Paion shall be responsible for supply of Licensed Products in the Territory. Paion shall ensure that supply of the Licensed Products in the Territory comply with applicable laws.
6.8.	Paion shall be the holder of, and own, each Marketing Authorisation obtained by Paion or transferred to Paion in the Territory.
6.9.

Paion shall, either directly, through its Licensed Subsidiaries or sub-licensees, market the Licensed Products in the Territory under the applicable Licensed Trademark in accordance with the Marketing Authorisations. The obligations under this Clause 6.9 shall not apply to the extent the applicable Licensed Trademark is no longer valid and enforceable in the Territory. In such circumstance, Paion, the Licensed Subsidiaries and/or any sub-licensees may, in consultation with La Jolla and Licensors, market the Licensed Products under the International Nonproprietary Names of the Licensed Products or other trademarks in the countries in the Territory where the applicable Licensed Trademark is no longer valid and enforceable.

7.	Governance
7.1.	Joint Steering Committee.
7.1.1.

[***], the Parties will establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of two (2) members of each Party, to oversee and guide the direction of the commercialization of Licensed Products in the Territory under this Agreement. The JSC shall act as a joint steering and decision-making body for the Partnering Program.  The JSC in particular shall:

(a)	oversee the conduct of the Partnering Program and corresponding budget. discuss marketing ideas & brand information;
(b)	review, discuss and approve the Partnering Program and corresponding budget and any revisions;
(c)	discuss any ongoing development work by the Parties and any outcomes;
(d)	foster a collaborative relationship between the Parties; and
(e)	perform such other functions as appropriate to further the purposes of the Partnering Program, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

7.2.	JSC Membership and Meetings.
7.2.1.

JSC Members. Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  Each Party may replace its representatives on the JSC on written notice to the other Party.  Paion shall appoint the chairperson of the JSC.  The chairperson shall prepare and circulate agendas to JSC members at least [***] days before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be approved by the chairperson and circulated to JSC members within thirty (30) days after such meeting.

7.2.2.

Meetings.  The JSC shall hold meetings at such times as it elects to do so, but in no event less frequently than [***] by telephone or video conference, unless otherwise agreed by the Parties.  The first JSC meeting shall be held within thirty (30) days of the Commencement Date. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting.  No action taken at any meeting of the JSC during the Partnering Program shall be effective unless at least one (1) representative of each Party is participating.  In addition, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving disputes or for the purpose of reviewing or making decisions pertaining to material subject-matter, at such time as may be mutually agreed by the Parties.

7.2.3.

Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld, conditioned, or delayed.  Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

7.3.	Decision-Making.
7.3.1.

General.  During the performance of the Partnering Program, the Parties shall use good faith efforts to reach all JSC decisions by consensus, with each Party’s representatives collectively having one (1) vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter within fifteen (15) business days, then either Party at any time may refer such issue to the executive officers in accordance with Clause 17.8 for resolution.

7.3.2.

Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement.  Without limiting the generality of the foregoing, the JSC shall not have the power to amend, interpret, or waive compliance with this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement.

7.3.3.

Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement. The JSC shall continue to exist until the first to occur of:  (a) the Parties mutually agree to dissolve the JSC or (b) the completion of the Partnering Program under this Agreement.  Upon the first to occur of the foregoing (a) or (b), the JSC shall automatically dissolve and, thereafter, each Party shall designate, to the extent necessary, a contact person for the exchange of information under this Agreement, and decisions which would previously have been made by the JSC, if any, shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

8.	LICENSING FEE, MILESTONE FEES & ROYALTIES
8.1.	In full consideration of the Licensed Rights and transfer of Marketing Authorisations in accordance with Clause 3, the Paion Parties shall jointly be liable to pay to the Licensors:
8.1.1.	the Licensing Fee;
8.1.2.	the Milestone Fees; and
8.1.3.	the Royalties.

The Parties acknowledge that payments made by either of the Paion Parties and/or Licensed Subsidiaries in the full amount required under this Clause 8 and received by La Jolla and/or the Licensors shall be in full and final satisfaction of the Paion Parties' and/or Licensed Subsidiaries' obligations under this Clause 8 with respect to such payments, and the Paion Parties and Licensed Subsidiaries shall have no further obligations to La Jolla and/or the Licensors (or any of their licensors) under this Clause 8 with respect to such payments.

Licensing Fee

8.2.

Following the execution and delivery of this Agreement by each of the Parties, La Jolla or the Licensors shall invoice Paion for the amount of the Licensing Fee and Paion shall, pending receipt of such invoice, pay the amount of the Licensing Fee within 30 days of the date of execution and delivery of this Agreement by each of the Parties. The Parties agree and acknowledge that [***] of the Licensing Fee is attributable to the grant by La Jolla Pharma, LLC of the license under the Licensed Rights with respect to Giapreza and [***] of the Licensing Fee is attributable to the grant by Tetraphase Pharmaceuticals Ireland Limited of the license under the Licensed Rights with respect to XERAVA. Notwithstanding any provision contained in this Agreement to the contrary but subject to Clause 8.1, all amounts owing under Clause 8.1, to the extent attributable to Giapreza, shall be paid directly to La Jolla Pharma, LLC in accordance with the wire transfer instructions provided pursuant to Clause 8.10.3 (and, accordingly, USD [***] of the Licensing Fee shall be paid directly to La Jolla Pharma, LLC and [***] to Tetraphase Pharmaceuticals, Inc.).

Milestone Fees

8.3.

Subject to Clause 8.5, promptly upon achievement of each Milestone, Paion shall notify La Jolla of the achievement of each Milestone and the amount of Milestone Fees payable. La Jolla or the Licensors shall invoice Paion for the amount of Milestone Fees payable and the Paion Parties shall pay the amount of such Milestone Fees within forty-five (45) days of achievement of the corresponding Milestone.

Royalties

8.4.	Subject to Clause 8.5, the Paion Parties shall pay to the Licensors the following Royalties:
8.4.1.

15% of Annual Aggregate Net Sales from the sale of XERAVA in the Paion Markets, so long as a Valid Claim of a Licensed Patent would, in the absence of a license, be infringed from the use, making, sale, offer for sale or importation of XERAVA in the Territory;

8.4.2.

35% of Annual Aggregate Net Receipts with respect to sub-licences granted in Sub-licensed Markets relating to the sale of XERAVA, so long as a Valid Claim of a Licensed Patent would, in the absence of a license, be infringed from the use, making, sale, offer for sale or importation of XERAVA in the Territory;

8.4.3.

18% of Annual Aggregate Net Sales from the sale of Giapreza in the Paion Markets prior to 31 December 2021 and so long as a Valid Claim of a Licensed Patent would, in the absence of a license, be infringed from the use, making, sale, offer for sale or importation of Giapreza in the Territory;

8.4.4.

20% of Annual Aggregate Net Sales from the sale of Giapreza in the Paion Markets from 1 January 2022 until 31 December 2023 and so long as a Valid Claim of a Licensed Patent would, in the absence of a license, be infringed from the use, making, sale, offer for sale or importation of Giapreza in the Territory;

8.4.5.

24% of Annual Aggregate Net Sales from the sale of Giapreza in the Paion Markets after 31 December 2023 and so long as a Valid Claim of a Licensed Patent would, in the absence of a license, be infringed from the use, making, sale, offer for sale or importation of Giapreza in the Territory; and

8.4.6.

35% of Annual Aggregate Net Receipts with respect to sub-licences granted in Sub-licensed Markets relating to the sale of Giapreza, so long as a Valid Claim of a Licensed Patent would, in the absence of a license, be infringed from the use, making, sale, offer for sale or importation of Giapreza in the Territory.

Payments

8.5.	The Royalties and Milestone Fees payable pursuant to Clause 8.3 and 8.4, shall be subject to the following:
8.5.1.	in respect of any Licenced Products:
(a)	only a single Royalty shall be payable for any XERAVA products; and
(b)	only a single Royalty shall be payable for any Giapreza products;
8.5.2.

each XERAVA Milestone Fee is payable only once by the Paion Parties upon achievement of each XERAVA Milestone. Each XERAVA Milestone Fee is a one-time non-refundable payment that is satisfied in full when the XERAVA Milestone is achieved and the Paion Parties have made payment of the applicable XERAVA Milestone Fee to Licensors; and

8.5.3.

each Giapreza Milestone Fee is payable only once by the Paion Parties upon achievement of each Giapreza Milestone. Each Giapreza Milestone Fee is a one-time non-refundable payment that is satisfied in full when the Giapreza Milestone is achieved and Paion has made payment of the applicable Giapreza Milestone Fee to La Jolla Pharma, LLC.

Payment Caps

8.6.

If in any Year, the aggregate amount of Milestone Fees and Royalties paid and payable by the Paion Parties for XERAVA exceeds [***] of Annual Aggregate Net Sales and Annual Aggregate Net Receipts for XERAVA in the Territory for a given Year during the Term, then the Paion Parties shall not pay any amount of Milestone Fees and Royalties for XERAVA in excess of [***] of Annual Aggregate Net Sales and Annual Aggregate Net Receipts for XERAVA in that Year (the "Payment Cap"). At the end of each Year, Paion shall notify La Jolla in writing if the Payment Cap applies and the following shall apply:

8.6.1.

La Jolla shall refund payments of Milestone Fees and Royalties paid by the Paion Parties for XERAVA in that Year that exceed the Payment Cap within thirty (30) days after receipt of the notification from Paion; and

8.6.2.

Milestone Fees and Royalties for XERAVA in that Year that exceed the Payment Cap for that Year shall be carried over and shall be due and payable at the time that the applicable percentage of Annual Aggregate Net Sales and Annual Aggregate Net Receipts is due for the immediately following year; provided that such Milestone Fees and Royalties for XERAVA that exceed the Payment Cap in the previous Year shall be included in the calculation for the Payment Cap in immediately following Year. For instance, if the value of Milestone Fees and Royalties for XERAVA exceed the Payment Cap for Year 1 by USD50,000, then that USD50,000 will be carried over to Year 2. If the value of Milestone Fees and Royalties for XERAVA (including the USD50,000 carried over from Year 1) exceed the Payment Cap for Year 2 by USD80,000, then that USD80,000 will be carried over to Year 3 and so on.

8.7.

After the commencement of sales of Generic Products in a given country in the Territory, the Parties will negotiate in good faith a reduction in the Royalties payable hereunder in respect of Net Sales of the relevant Licensed Product in such country, which reduction would become effective upon the level of aggregate sales of all such Generic Products in such country achieving a mutually agreed percentage of aggregate sales of such Generic Products and such Licensed Product in such country; provided that, any such reduction would be subject to La Jolla obtaining consents or amendments from George Washington University,  Harvard University and Healthcare Royalty Management, LLC with respect to the GWU License, the Harvard License and the Royalty Interest Agreement, respectively, which La Jolla agrees to obtain in good faith in such event.

8.8.

Royalties and other sums payable under this Agreement are exclusive of VAT (or similar tax).  If the Paion Parties are required by law to make a deduction or withholding from Royalties or such sums, the Paion Parties shall, within ten (10) Business Days of making the deduction or withholding, provide a statement in writing showing the gross amount of the payment, the amount of the sum deducted and the actual amount paid.

8.9.

The Paion Parties shall pay Royalties on a Quarterly Period basis, and Royalties attributable to Net Sales and Net Receipts during the Quarterly Period shall become due and payable within thirty (30) days of the end of such Quarterly Period.  At the same time as payment of the Royalties set out in this Clause 8 falls due, Paion shall submit or cause to be submitted to Licensors a statement in writing recording the calculation of such Royalties payable and in particular provide the following on a Licensed Product by Licensed Product basis:

8.9.1	the Quarterly Period for which the Royalties were calculated;
8.9.2	the Net Sales (including an itemized listing of applicable deductions) and Net Receipts (by sub-licensee) during the Quarterly Period;
8.9.3	the amount of Royalties due and payable; and
8.9.4	the amount of any withholding or other taxes or duties deductible or due to be deducted from the amount of Royalties due and payable.
8.10	Payment of invoices by the Paion Parties shall be:
8.10.1	within thirty (30) days following the date of receipt of the relevant invoice;
8.10.2	exclusive of VAT which shall also be payable by Paion (if applicable); and
8.10.3

by electronic funds transfer to the bank accounts designated in writing by La Jolla or Licensors (which will include an account into which payments in respect of Giapreza will be made to La Jolla Pharma, LLC), or on such other terms agreed upon in writing between La Jolla or Licensors and Paion from time to time.

8.11	All payments by the Paion Parties under this Agreement shall be made in USD or such other currency as the Parties may agree from time to time.
8.12

Paion shall during the Term of this Agreement keep accurate and complete books of account containing all necessary data for the calculation and/or confirmation of payments due under this Agreement, which books of account shall be retained by Paion for a minimum of three years following the Year to which they pertain; provided that books and records relating to the sale of XERAVA shall in all events be maintained until the expiration of five years from the conclusion of the Quarterly Period to which they relate. Paion shall obtain from any sub-licensee in the Sub-licensed Markets inspection rights comparable with those set forth in this Clause 8.12 that it agrees to exercise from time to time upon the request of Licensors. The records and books of account referred to in this Clause 8.12 shall, on La Jolla giving reasonable prior written notice of no less than five (5) business days, be open during normal working hours on any business day for inspection by La Jolla and/or a public accounting firm of La Jolla’s selection, not more often than once each Year, excluding any inspection that uncovers an underpayment of more than [***]% of the amount due hereunder for the audited period; provided such books and records that relate to the sale of XERAVA also shall be subject to inspection by Harvard University pursuant to the terms of Section 7.3 of the Harvard License and the books and records that relate to the sale of Giapreza also shall be subject to inspection by George Washington University pursuant to the terms of Section 5.4 of the

GWU License and the results of any inspection may be shared with Healthcare Royalty Management, LLC pursuant to Section 8.03(d) of the Revenue Interest Agreement. In the event that the inspection reveals an undisputed underpayment or overpayment by Paion, the underpaid or overpaid amount will be paid by the applicable Party promptly. La Jolla will pay for such inspections; provided, that in the event of an underpayment of more than [***]% of the total payments due hereunder for the period covered by the inspection is discovered as a result of any such inspection, then the fees and expenses incurred by La Jolla in connection with such inspection will be paid or reimbursed by Paion.

8.13

Where sums due are not paid in full by the due date, La Jolla may charge interest on such sums at a rate per annum equal for each day in which an amount is overdue to the lesser of (i) 10.0% and (ii) the maximum amount of interest permitted under applicable law. Interest shall apply from the due date for payment until actual payment in full, whether before or after judgment.

8.14	If, at any time, a Party considers that the other Party has failed to comply with its obligations under Clause 8, the Party may refer to an independent expert the following questions:

8.14.1whether the Party has met its obligations under Clause 8; and, if not,

8.14.2	what actions the expert proposes the Party should take in order to meet its obligations under Clause 8.
8.15

The independent expert shall be appointed in accordance with the Schedule 1. If the independent expert determines that a Party has failed to comply with its obligations under Clause 8, and if the Party fails to take the remedial actions proposed by the independent expert pursuant to Clause 8.14.2 within three (3) months of the expert rendering his or her decision in accordance with Schedule 1, the Party referring the matter to the expert shall be entitled, by giving, at any time within three (3) months after the end of that three (3) month period not less than one (1) month's written notice, to terminate this Agreement. Nothing in this Clause 8.15 shall limit or otherwise affect the exercise of any other right or remedy of a Party under this Agreement or applicable law.

9.	PROSECUTION, MAINTENANCE AND PROTECTION OF THE LICENSED RIGHTS
9.1

Licensors shall be responsible for filing, prosecuting and maintaining the Licensed Patents. For clarity, any new patent application (and any patent granted thereon) owned by La Jolla or either Licensor (or any other wholly-owned subsidiary of La Jolla) that is (a) related to the Licensed Products or (b) is necessary or useful for Paion and Licensed Subsidiaries to use and otherwise exploit the Licensed Products in accordance with this Agreement, made during the Term by or on behalf of La Jolla and each of the Licensors shall be deemed to be Licensed Patents. La Jolla and the Licensors shall provide Paion, in the case of Licensed Patents that are licensed to Licensors under the GWU License or Harvard License, to the extent Licensors control the prosecution thereof, with drafts of all proposed material filings and correspondences to patent authorities in the Territory and reasonably consider Paion’s input and comment thereto that are timely provided by Paion. Paion shall reimburse Licensors all reasonable external costs actually invoiced by vendors and paid by Licensors for the prosecution and maintenance of the Licensed Patents in the Territory (all being "Patent Fees"). La Jolla shall invoice Paion for such Patent Fees annually and Paion shall pay such invoice within thirty (30) days of receipt in accordance with this Agreement.

9.2

Paion shall be entitled to request that Licensors, at Paion’s cost, file in the name of a Licensor for patents in additional jurisdictions within the Territory and Licensors' agreement to such request shall not be unreasonably withheld, conditioned or delayed.

9.3

In the event that Licensors decide not to pursue, maintain and/or abandon any of the Licensed Patents owned by Licensors, La Jolla will cause Licensors to provide written notice thereof to Paion following such decision.  Upon request of Paion, La Jolla agrees that the relevant Licensor will assign to Paion all its rights, title and interest in the Licensed Patents owned by such Licensor and that such Licensor has determined to discontinue/abandon at no cost to Paion who may continue with such applications and/or registrations in its own name and at its sole cost; provided that any assignment of any such discontinued/abandoned Licensed Patents to Paion will be subject to an unrestricted retained royalty-free, irrevocable, sublicensable, transferable non-exclusive license under such discontinued/abandoned Licensed Patents (and any patent issuing thereon), subject to Paion’s exclusive rights with respect to the Licensed Products in the Territory.
9.4

In addition to the obligations of confidence and disclosure restrictions in Clause 10, the Parties acknowledge and agree the Licensed Know-how is highly confidential and Paion shall only disclose the Licensed Know-how to any Third Party insofar as such disclosure is strictly required in accordance with this Agreement, provided that prior to such disclosure such Third Party has executed and is bound by obligations of confidence in respect of the Licensed Know-how that are at least as stringent as those set out in this Agreement and which restrict onward disclosure of such information. Licensors agree that they will not disclose any Licensed Know-how during the Term to any Third Party that is not bound by confidentiality obligations with respect to such Licensed Know-how.

9.5	In the event that:
9.5.1	any Licensed Right is attacked or, any application in the Licensed Rights, is opposed; or
9.5.2

any application for a patent is made by or any patent is granted to a Third Party by reason of which the Third Party may be granted, or may have been granted, rights in the Territory which conflict with any of the rights granted to Paion under any of the Licensed Patents; or

9.5.3	any unlicensed activities are carried on by any Third Party in the Territory which would reasonably be expected to constitute an infringement of any Licensed Right; or
9.5.4	there has or may have been any unauthorised disclosure and/or use of the Licensed Know-how in the Territory; or
9.5.5	any application is made for a compulsory licence under a Licensed Patent,

the Party becoming aware of such a matter shall promptly notify the other of it. Following any such notice, the Parties shall discuss the most appropriate course of action to defend and/or enforce the Licensed Rights. However, La Jolla shall have the sole right to take action to enforce and/or defend the Licensed Rights as they may in their sole discretion decide and Paion shall provide all assistance reasonably required by Licensors. The expenses incurred in taking such steps and any profits or damages or other recoveries which may be obtained shall be (in the absence of any agreement to the contrary) for the account of Licensors.

10	Confidential Information
10.1	Each Party (the "Receiving Party") undertakes:
10.1.1	to maintain as secret and confidential all Confidential Information obtained directly or indirectly from the other Party (the "Disclosing Party") and to respect the Disclosing Party's rights therein;
10.1.2	to treat the Disclosing Party's Confidential Information as the confidential and exclusive property of the Disclosing Party;
10.1.3	not to use such Confidential Information for any purpose other than as expressly contemplated in this Agreement or with the Disclosing Party's prior written agreement
10.1.4

not to disclose such Confidential Information to any person other than those of its personnel to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement and subject to Clause 10.3; and

10.1.5	take all reasonable steps necessary to prevent the unauthorised disclosure or use of any of the Disclosing Party's Confidential Information.
10.2	The provisions of Clause 10.1 shall not apply to Confidential Information which the Receiving Party can demonstrate by reasonable, contemporaneous written evidence:

10.2.1	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or
10.2.2	is subsequently disclosed to the Receiving Party without any obligations of confidence by a Third Party who has not derived it directly or indirectly from the Disclosing Party; or
10.2.3	is or becomes generally available to the public through no act or default of the Receiving Party or its Affiliates or any of their personnel; or
10.2.4	is independently developed by the Receiving Party by individuals who have not had any knowledge of or direct or indirect access to the Disclosing Party's Confidential Information; or
10.2.5

is required to be disclosed to the courts of any competent jurisdiction, or to any Regulatory Authority or financial authority (including any stock exchange with which a Party’s securities are listed), provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable of any such required disclosure, and (ii) at the Disclosing Party's request seek a protective order or other appropriate remedy (including redaction) or otherwise seek to persuade the court, agency, or authority to have the information treated in a confidential manner, where this is possible under the court, agency, or authority's procedures.

10.3

The Receiving Party shall procure that all its personnel, who have access to any of the Disclosing Party's Confidential Information, shall be made aware of the confidential nature of the Confidential Information and shall be aware of and subject to these obligations with respect to the Disclosing Party's Confidential Information and, if such personnel otherwise are not legally bound to confidentiality obligations, shall require such personnel to enter into written undertakings of confidentiality at least as restrictive as  Clauses 10.1 and 10.2 which apply to the Disclosing Party's Confidential Information.

10.4

Notwithstanding the provisions of this Clause 10, either Party may disclose Confidential Information to its Affiliates and sub-licensees (or in the case of Licensors to its licensees outside the Territory) and their agents, representatives, employees and consultants (collectively "Third-Party Recipients"):

10.4.1	to the extent necessary to facilitate the performance of its obligations under this Agreement; and
10.4.2

as may be required to exercise the rights granted to it under this Agreement or, in the case of Confidential Information of Paion disclosed to Licensors, as may be required for Licensors to exercise the rights outside the Territory, provided that the Party disclosing Confidential Information to a Third-Party Recipient shall:

10.4.3	ensure that any such disclosure is limited to what is necessary to effect the performance of its obligations and/or the exercise of its rights under this Agreement; and
10.4.4

procure that all Third-Party Recipients shall be made aware of the confidential nature of the Confidential Information and shall be aware of and subject to these obligations, and shall have entered into written undertakings of confidentiality at least as restrictive as Clauses 10.1 and 10.2 which apply to the Disclosing Party's Confidential Information.

10.5	If either Party is reasonably required to make any announcements concerning the transaction contemplated by this Agreement or any ancillary matter:
10.5.1	by law or by the rules of any securities exchange or regulatory or governmental body to which either Party is subject; or
10.5.2	in connection with information supplied to its shareholders from time to time,

the announcement shall be made only after consultation with and the prior agreement of the other Party as to the terms and timetable for publication of the announcement, such consultation.

10.6	Upon any termination of this Agreement, the Receiving Party shall:
10.6.1

without undue delay (and in any event within fourteen (14) days) return to the Disclosing Party any documents or other materials that contain the Disclosing Party's Confidential Information, including all copies made, except for one (1) copy as may be necessary to be retained for the purpose of regulatory compliance in the files of its general counsel and not accessed for any purpose other than regulatory compliance; and

10.6.2	subject to Clause 10.2, make no further use or disclosure of the Disclosing Party's Confidential Information.
10.7

The obligations of the Parties under this Clause 10 shall survive the termination of this agreement for whatever reason for a period of five (5) years; provided that, the confidentiality obligations of Paion with respect to Licensed Know-how that constitutes a trade secret under applicable law shall continue following such termination for so long as the Licensed Know-how continues to be protected as a trade secret under applicable law.

10.8

Neither Party shall disclose the existence of this Agreement or any of its terms to any Third Party without the other Party's prior written agreement, such agreement not to be unreasonably withheld, except as may be required to comply with the regulations of any stock exchange or listing authority on which the Disclosing Party's shares are listed or applicable law or the rules of regulatory or governmental body to which either Party is subject. The Parties will consult with each other in advance regarding any press releases about this Agreement and its contents for the purpose of complying with the regulations of any stock exchange or listing authority on which the Disclosing Party's shares are listed or applicable law or the rules of regulatory or governmental body to which either Party is subject. Either Party may disclose the existence of this Agreement to suppliers and other vendors, bona fide potential acquirers, corporate partners, or investors, in each case, that are bound by written undertakings of confidentiality with respect thereto.

11.	PHARMACOVIGILANCE
11.1

Within [***] days of the Commencement Date, but in any case prior to launch of any of the Licensed Products in the Territory, the Parties will enter into a Pharmacovigilance Agreement, to be prepared by Paion and agreed with the Parties. For clarity, if there is any inconsistency between the provisions of this Agreement and the provisions of the Pharmacovigilance Agreement, the provisions of the Pharmacovigilance Agreement shall prevail regarding pharmacovigilance matters. The Pharmacovigilance Agreement shall set forth the obligations of each Party with respect to informing the other Party or Parties of Adverse Events and sharing correspondence with Regulatory Authorities relating to the safety of Licensed Products.

12.	Warranties
12.1	Each Party warrants that:
12.1.1	it is a corporation or limited liability company duly recognized and in good standing under the laws of the country of its incorporation or organization;
12.1.2	it has the full right, power, and authority to enter into this Agreement and to grant the rights and licences granted by it under this Agreement;
12.1.3	it has taken all necessary action on its part to authorise the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and
12.1.4	execution, delivery of and the performance by the Party of its obligations under this Agreement shall not:

(a)	result in a breach of any provisions of the charter, memorandum or articles of association of the Party; or
(b)	result in a breach of, or constitute a default under, any instrument by which the Party is bound including any agreement or arrangement between itself, an Affiliate and any Third Party; or
(c)

result in a breach of any order, judgment or decree of any court or governmental agency by which the Party is bound; or result in breach by that Party (or any of its employees or agents) of any regulatory requirements.

12.2	La Jolla and the Licensors represent and warrant as of the Commencement Date that:
12.2.1

except for the Licensed Patents licensed to Licensors under the GWU Licence and the Harvard Licence and Licensed Know-how or Programme Data controlled by Licensors that is licensed from a Third Party, Licensors are the exclusive owner or applicant of the Licensed Rights, having good, unencumbered title to the Licensed Rights, free from options, liens, security interests, or any other encumbrances of any Third Party;

12.2.2	Schedule 2 accurately identifies which Licensed Patents are owned by Licensors and which Licensed Patents are licensed to Licensors under the GWU Licence or the Harvard Licence;
12.2.3

granting of the Licensed Rights under this Agreement does not conflict with any other agreement with any Third Party (including the Revenue Interest Agreement, the GWU Licence and the Harvard Licence);

12.2.4	Licensors have not granted and will not grant any licenses or rights with the whole or any part of the Licensed Rights that conflict with the Licensed Rights granted hereunder;
12.2.5

Licensors have not received within the twenty four (24) months immediately preceding the Commencement Date written notice alleging that the practice of the Licensed Patents infringes any proprietary rights of any Third Party;

12.2.6

to the knowledge of La Jolla and the Licensors, but subject to the disclosures made by La Jolla’s patent counsel, Foley Hoag, LLP, to Paion Parent’s patent counsel, Konig Szynka Tillman Von Renesse, on January 11, 2021, the use of the Licensed Rights by Paion and Licensed Subsidiaries in accordance with the license granted under this Agreement will not infringe the proprietary rights of any Third Party;

12.2.7

to the knowledge of La Jolla and the Licensors,, but subject to the disclosures made by La Jolla’s patent counsel, Foley Hoag, LLP, to Paion Parent’s patent counsel, Konig Szynka Tillman Von Renesse on January 11, 2021, the manufacture, import, selling, marketing, distributing, supplying, offering for sale or supply, keeping and using the Licensed Products in the Territory will not infringe the proprietary rights of any Third Party;

12.2.8

the Licensed Patents are all the patents owned or controlled by Licensors in relation to the Licensed Products, and the Licensed Know-How is all the Know-How in the possession and control of Licensors in relation to the Licensed Products, that in each case are necessary or useful for Paion and Licensed Subsidiaries to manufacture, import sell, market, distribute, supply, offer for sale or supply, keep and use the Licensed Products in the Territory;

12.2.9

La Jolla and the Licensors have not received within the twenty four (24) months immediately preceding the Commencement Date any claim made against any of them in writing asserting the invalidity of any of the Licensed Patents, and no claim or demand has been asserted in writing to Licensors that challenge the rights of Licensors to license any of the Licensed Rights;

12.2.10	La Jolla and Licensors have not granted any Third Party (including any Affiliate or investor in Licensors) any ownership interest or title to, or any encumbrances over, the Licensed Rights;
12.2.11	all applications, filings, registrations, renewals and fees payable in respect of the Licensed Patents and Licensed Trade Marks have been made or paid when due;
12.2.12

the Programme Data provided to Paion by La Jolla and Licensors will be accurate in all material respects to the knowledge of Licensors as of the date of its delivery to Paion by Licensors except as otherwise disclosed to Paion by Licensors and has been compiled in compliance with all applicable laws including respective EU regulatory standards, guidelines and requirements and to the knowledge of La Jolla and the Licensors, can be used for applying for, granting and obtaining of the Marketing Authorisations in the UK and Switzerland;

12.2.13

as of the Commencement Date, there are no suits, actions, claims, proceedings, or investigations pending or, to the knowledge of Licensors, threatened by or before any court, by any person relating to Licensors' ability to perform their obligations as set out in this Agreement.

12.3	No other warranty

Each of Paion and La Jolla acknowledge that, in entering into this Agreement, they do not do so in reliance on any representation, warranty, or other provision except as expressly provided in this Agreement, and any conditions, warranties, or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law. Without limiting the generality of the foregoing, Licensors make no warranty (express or implied) with respect to the validity or scope of the Licensed Rights or that the exploitation of the Licensed Products in the Territory will be successful.

13.	Indemnity, limitation of liability, and insurance
13.1

The Paion Parties shall indemnify, defend and hold Licensors and their Affiliates and each of their respective officers, directors, employees and agents and subject to Clause 13.2, Harvard University and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the "Harvard Indemnitees") harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation, regardless of outcome) resulting from Third Party claims arising out of:

13.1.1	Paion's breach of any representation or warranty made by it under this Agreement;
13.1.2	any reckless act or omission, wilful misconduct or breach of any obligation on the part of Paion, its Affiliates and/or its agents under this Agreement; and
13.1.3

the sale or other exploitation of any Licensed Product by or on behalf of Paion  or any of its Affiliates or sub-licensees, including the infringement of any Third Party Intellectual Property Right in the course of such sale or exploitation (including any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement), but excluding any claims that are subject to indemnification by La Jolla under Clause 13.2.

13.2

Notwithstanding the foregoing, (i) the obligation of the Paion Parties to indemnify, defend and hold Harvard Indemnitees harmless pursuant to Clause 13.1 shall be limited to Third Party claims arising out of the sale of XERAVA by or on behalf of Paion or any Licensed Subsidiaries or sub-licensees and (ii) La Jolla and the Parties will coordinate the Paion Parties’ indemnification obligations under this Clause 13.1 with the indemnification obligations of Tetraphase Pharmaceuticals, Inc. under the Harvard License to ensure that the Harvard Indemnitees do not receive double recoveries in respect of any claims for which they are entitled to indemnification from the Paion Parties under this Clause 13.1 and from Tetraphase Pharmaceuticals, Inc. under the Harvard License. For the avoidance of doubt, the Paion Parties shall not be liable for any amounts with respect to any Third Party claims pursuant to Clause 13.1 made by Harvard Indemnitees than would otherwise be payable to Licensors and their Affiliates and each of their respective officers, directors, employees and agents if such claim had been made by Licensors.

13.3

La Jolla shall indemnify, defend and hold Paion and its Affiliates and each of their respective officers, directors, employees and agents harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation and litigation, regardless of outcome) resulting from Third Party claims arising out of:

13.3.1	La Jolla’s breach of any representation or warranty made by it under this Agreement;
13.3.2	any reckless act or omission, wilful misconduct or breach of any obligation on the part of Licensors, their Affiliates and/or their agents under this Agreement.
13.4

Without prejudice to Paion's and its Affiliates' rights in respect of Clause 12.2 and Clause 13.2.1, the Parties agree as follows with respect to the assertion of infringement claims with respect to the use, manufacture, sale or other exploitation of Licensed Products in the Territory:

13.4.1

If a Party becomes aware of a claim that the exercise of Licensed Rights in the Territory infringes any intellectual property rights of a Third Party, such Party shall promptly notify the other of it. Following any such notice, the Parties shall discuss the most appropriate course of action to respond to the claim;

13.4.2

La Jolla shall have the first right and responsibility to control the defense of such claim in consultation with Paion and Paion shall provide all assistance reasonably required by La Jolla in connection with such defense. La Jolla will keep Paion regularly informed of the status and progress of the defense of any such claim and shall consult with Paion with respect to litigation strategy and all important court filings in any litigation arising from any such claim and give good faith consideration to all input and feedback provided by Paion with respect to the conduct of the defense of any such claim. The reasonable expenses incurred in taking such steps and any reasonable damages or settlement payments owing in respect of such claim shall be shared by the Parties on a 50/50 basis and each Party agrees to promptly pay the other Party any reasonable expenses, damages or settlement amounts reasonable paid or incurred by the other Party to the extent necessary to effectuate the 50/50 sharing of responsibility of such reasonable expenses, damages or settlement payments, subject to receipt of reasonable substantiation therefor. Any settlement of any such claim shall require the written agreement of each Party, which shall not be unreasonably withheld or delayed;

13.4.3	Paion and/or Licensed Subsidiaries shall have the right but not the obligation to join in the defence of such claim at their sole expense and in consultation with La Jolla.
13.5

Notwithstanding the foregoing, a Party obligated to indemnify another Party shall not be liable for any claims if and to the extent any such claims are caused by a breach of this Agreement by the other Party and/or the negligence, recklessness or misconduct of the other Party.

13.6

Nothing in this Agreement excludes any Party's liability to the extent that it may not be so excluded under applicable law, including any such liability for death or personal injury caused by that person's negligence, or liability for fraud.

13.7	The Parties shall have the following obligations:
13.7.1	The indemnified Party shall:
(a)	give prompt notice to the indemnifying Party of any claim for which it seeks indemnification under this Agreement;
(b)	permit the indemnifying Party:

(i)	to control any litigation relating to the claim and its disposition (provided that the indemnifying Party fulfils its obligations in Clause 13.7.2); and
(ii)

to settle any such claim at its discretion, provided that such settlement does not adversely affect the indemnified Party's rights under this Agreement or impose any obligations on the Indemnified Party other than those set out in this Agreement; and

(c)

at the indemnifying Party's reasonable expense, co-operate with the indemnifying Party in its defence of the claim, including without limitation providing promptly to the indemnifying Party all documents relevant to the claim; and

(d)	agree that the Party controlling the proceedings shall have sole entitlement to any payments, settlement monies, damages, costs or other expenses arising out of the claim.
13.7.2	The indemnifying Party shall:
(a)

notify the Indemnified Party promptly in writing, and in no event more than thirty (30) days after receiving notice of the claim, that it intends to indemnify the Indemnified Party (in the absence of any facts that would give the indemnifying Party the right to claim an indemnity from the Indemnified Party);

(b)	diligently pursue the defence of the claim and act reasonably and in good faith in relation to all matters relating to the settlement or disposition of the claim; and
(c)

where the settlement of the claim would adversely affect the Indemnified Party's rights under this Agreement or impose any obligations on the Indemnified Party other than those set out in this Agreement, not settle or otherwise resolve the claim without giving prior notice to the Indemnified Party and obtaining its consent in writing, such consent not to be unreasonably withheld or delayed.

13.7.3	The indemnifying Party shall not be liable for any settlement or other disposition of a claim by the Indemnified Party which is reached without the written consent of the indemnifying Party.
13.8	The Parties acknowledge that Harvard Indemnitees are intended third party beneficiaries of this Agreement for the purpose of enforcing the provisions of Clauses 13.1.3 and 13.9.1.
13.9	Liability of Parties
13.9.1

To the extent that any Party has any liability in contract, tort, or otherwise under or in connection with this Agreement, including any liability for breach of warranty, its liability shall be limited in accordance with the following provisions of this Clause 13.8. Notwithstanding the foregoing, nothing in this Clause 13.8 limits or restricts the indemnification obligations of any Party under Clauses 13.1 and 13.3 or a Party’s liability for breaches of the confidentiality obligations of Clause 8 or for wilful misconduct.

13.9.2

The aggregate liability of each of La Jolla and Paion (other than, in the case of Paion, its liability for the Licensing Fee, the Milestone Fees and the Royalties), howsoever arising, shall be limited to USD [***].

13.9.3

In no circumstances shall any Party be liable under this Agreement for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by another Party or its Affiliates that is (a) of an indirect, special or consequential nature or (b) any loss of use, business opportunity or goodwill, business interruption or direct or indirect loss of income or profit from third parties.

13.9.4

Nothing in this Agreement excludes any person's liability to the extent that it may not be so excluded under applicable law, including any such liability for death or personal injury caused by that person's negligence, or liability for fraud.

13.10	Insurance
13.10.1

Each Party shall for the Term, maintain in full force and effect with financially sound and reputable insurers adequate third-party-liability insurance, including, in the case of Paion, maintaining appropriate insurance during the Term and for a period of [***] years thereafter, at its own expense, as reasonably necessary to cover its own product liability and its obligations under this Agreement. Without limiting the generality of the foregoing, Paion, at its sole cost and expense, shall procure and maintain commercial general liability insurance in amounts not less than $[***] annual aggregate, naming the [***] as additional insureds, [***];  provided that, if, notwithstanding Paion’s good faith efforts to procure [***] as additional named insureds under such commercial general liability insurance policies, Paion is unable to do so on terms that are commercially reasonable, then (i) La Jolla, in consultation with Paion, will use good faith efforts to [***] and (ii) the Paion Parties and Licensed Subsidiaries shall not be liable with respect to their inability to [***]. During any clinical trials of any Licensed Product, Paion shall, at its sole cost and expense, procure and maintain commercial general liability insurance. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Paion's indemnification under this Agreement.

13.10.2

Each Party shall provide to the other Party, upon request a certificate indicating that the insurance required by this Clause 13.9 is in force, such certificate to indicate any excess, the policy's commencement date, its expiry date, and the limits of liability.

14.	Duration and termination
14.1	This Agreement shall come into force on the Commencement Date and shall continue until terminated in accordance with this Clause 14 or by law ("Term").
14.2	Either Party may terminate this Agreement at any time by notice in writing to the other Party (the "Other Party") upon the occurrence of any of the following events:
14.2.1

if the Other Party is in material breach of this Agreement (and, in the case of a breach capable of remedy, the breach is not remedied within 30 (thirty) days of the Other Party's receiving notice specifying the breach and requiring its remedy); or

14.2.2

if (A) the Other Party becomes insolvent or unable to pay its debts as and when they become due, or (B) an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), or (C) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of the Other Party's assets or business, or (D) the Other Party makes any composition with its creditors, or (E) the other Party ceases, or threatens to cease to, continue its business, or (F) as a result of debt and/or maladministration the other Party takes or suffers any similar or analogous action in any jurisdiction.

14.3	Subject to compliance with applicable laws and listing rules, Paion shall notify La Jolla on the occurrence of any of the following events:
14.3.1

Paion or any Licensed Subsidiary fails to make any payment, when due, of principal or interest on any indebtedness for borrowed money, evidenced by bonds, debentures, notes or similar instruments or secured by any lien on any property or asset owned by Paion or such Licensed Subsidiary, in each case, that individually or in the aggregate equals or exceeds [***] and where such failure continues unremedied for a period of at least thirty (30)  days) after the date when due; or

14.3.2

Paion or any Licensed Subsidiary shall breach or default with respect to any other term of one or more items of indebtedness in the principal amount referred to in Clause 14.3.1 above or (b) any loan agreement, mortgage, indenture or other agreement in the amount referred to in Clause 14.3.1 above relating to such item(s) of indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders) to cause, that indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise).

14.4

Without prejudice to any other right or remedy that it may have, Paion may terminate this Agreement immediately in respect of any country in the Paion Markets as to which the following is applicable, by giving notice to Licensors in writing in the event that:

14.4.1

within sixty (60) days after the Parties commencing negotiations for a reduction in the Royalties payable in a country in the Territory after commencement of sales of Generic Products in such country pursuant to Clause 8.7, if (i) the Parties have been unable to agree a reduction in the Royalties payable in such country in the Territory or (ii) [***], provided any such termination right shall apply solely with respect to the relevant Licensed Product in the relevant country in the Territory in which sales of the Generic Products have commenced;

14.4.2	upon the receipt of a material adverse regulatory determination by a Regulatory Authority in such country regarding either Licensed Product (such as a suspension of Regulatory Approval); or
14.4.3

any legal (including but not limited to preliminary injunction or proceedings on the merits) or administrative action, claim and/or demand brought by any Third Party or Regulatory Authority against Paion or Licensors, which prevents the manufacture, import, sale, supply, use and/or commercialisation of either Licensed Product in such country by Paion, Licensed Subsidiaries or sub-licensees.

14.5

Termination of this Agreement may occur on a Licensed Product by Licensed Product basis or in respect of one or more countries in the Territory, as relevant under the circumstances and elected by the Party having the right to terminate, and this Agreement shall retain its full effect and be validly performed by the Parties for the other Licensed Products in the countries in the Territory not subject to termination in the event of a partial termination.

15.	Consequences of termination
15.1

In the event of termination of this Agreement, all licenses granted to Paion under Clause 1 will terminate, and all sub-licenses granted by Paion or its Licensed Subsidiaries or sub-licensees with respect to the Licensed Products will also terminate, unless the applicable sub-licensee is not then in breach of its sub-license agreement or the terms of this Agreement applicable to such sub-licensee and elects in writing prior to such termination to be granted a direct license from Licensors.  Upon any termination of this Agreement other than a termination by Paion by reason of a breach by La Jolla, Paion will assign to La Jolla, to the extent permissible under applicable Law, any Marketing Authorization then held by Paion or any Affiliate.

15.2

Termination or expiry of this Agreement for any cause shall not bring to an end any provisions of this Agreement which in order for full effect to be given to them need to survive termination of this Agreement (including for the avoidance of doubt the provisions of Clauses 8.13, 10, 13, 17), which shall continue in full force and effect in accordance with their terms. Subject to Clause 15.3, Paion, Licensed Subsidiaries and sub-licensees shall have the right to continue selling in the Territory for a period of six (6) months after termination of this Agreement any and all inventory of each Licensed Product existing at the time of termination of this Agreement or ordered before the time of termination of this Agreement by Paion, Licensed Subsidiaries and sub-licensees (being "Remaining Licensed Product"). Termination of this Agreement shall not affect any payment obligations that have accrued at the time of termination.

15.3

If La Jolla terminate this Agreement pursuant to Clause 14.2, Paion, Licensed Subsidiaries and sub-licensees shall immediately cease all sales of Licensed Products in the Territory and La Jolla shall purchase all Remaining Licensed Product in the case of Licensed Product purchased from a Third Party manufacturer, at the price paid by Paion, Licensed Subsidiaries and sub-licensees for such Remaining Licensed Product and, in the case of Licensed Product manufactured by an Affiliate of Paion or a sub-licensee, at a price equal to the manufacturing cost of such Licensed Product.

15.4	Save as expressly stated in this Agreement, termination of this Agreement for any reason shall be without prejudice to any other right or remedy of either Party accruing prior to such termination.
16.	ASSIGNMENT AND CHANGE OF CONTROL
16.1	Subject to Clause 16.2, Paion shall not assign, mortgage, charge, or otherwise transfer any rights or obligations under this Agreement without the prior written consent of Licensors.
16.2

Paion, subject to prior written notice to Licensors and without relieving Paion of any its obligations hereunder, may assign and transfer all its rights and obligations under this Agreement to any of its Affiliates (as nominated by Paion from time to time).

16.3

In case of Change of Control of a Party, such Party undertakes to immediately inform the other Party in writing. In the event of a Change of Control of Paion, where at completion of such Change of Control, the person acquiring Control of Paion or an Affiliate thereof owns or markets a Competing Product, La Jolla shall, for a period not more than three (3) months from the date of completion of such Change of Control, have the right to terminate this Agreement only with respect to the Licensed Product to which the Competing Product relates upon written notice to Paion.

17.	General
17.1	This Agreement shall bind and be performed for the benefit of the Parties, and their respective permitted successors and assigns.
17.2

Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement, other than an obligation for the payment of money, that result from circumstances beyond the reasonable control of that Party, including without limitation war, actions taken in anticipation of war, civil commotion, destruction of production facilities or materials by causes not attributable to a Party (such as fires, earthquakes or storms), labour disturbances, epidemics, pandemics and actions taken to prevent and respond to epidemics and pandemics, failure of public utilities or common carriers and strikes. The Party affected by such circumstances shall:

17.2.1	promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so; and
17.2.2	use its reasonable endeavours to avoid or remove the causes of non-performance and shall continue performance as expeditiously as possible as soon as such causes have been removed.
17.3	This Agreement may only be amended in writing signed by duly authorised representatives of La Jolla and Paion.
17.4

No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

17.5

If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

17.6	Nothing in this Agreement shall create, evidence, or imply any agency, partnership, or joint venture between the Parties. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf.
17.7

All notices related to this Agreement shall be in writing and in English and be sent to the relevant Party at the address as stated on the first page of this Agreement (or any such other trade address notified to the Parties from time to time). To be valid, amendments and modifications to this Agreement have to be signed by both parties. Such notices shall be deemed received as follows:

17.7.1	if sent by post, on the seventh (7th) day after the date of posting; or
17.7.2

if sent electronically, upon receipt by the sender of a transmission report (or other appropriate evidence) confirming that the electronic submission has been transmitted to the addressee, unless such delivery occurs on a day which is not a business day in the country of receipt or after 4 p.m. on a business day, in which case it will be deemed to have been given or made at 9 a.m. on the next business day.

17.8

Before any dispute, difference or disagreement concerning this Agreement proceeds to arbitration or to litigation, the Parties shall seek to resolve the matter within thirty (30) days by referring it to each Party's Chief Executive or another senior member of each Party. The Parties' respective Chief Executives (or their nominees) shall meet to try to resolve the dispute.

17.9

Any matter or dispute arising out of or in connection with this Agreement which is not able to be resolved pursuant to Clause 17.8 shall be finally settled by commercial arbitration by a single arbitrator to be held in England in accordance with the rules and procedures of the London Court of International Arbitration. The Parties shall ensure that the arbitrator appointed is capable of making decisions on the technical aspects of the dispute as well as experienced in the interpretation and enforcement of contracts made under English law. The arbitrator shall have the power to award costs as he or she sees fit.

17.10

The validity, construction and performance of this Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

17.11

Each Party agrees to execute, acknowledge, and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

17.12

This Agreement sets out the entire agreement between the Parties relating to its subject matter, and supersedes all prior oral or written agreements, arrangements, or understandings between them relating to such subject matter. Subject to Clause 13.8.4, the Parties acknowledge that they are not relying on any representation, agreement, term, or condition which is not set out in this Agreement.

17.13

Except for the rights of the Indemnitees as provided in Clause 13.1 and subject to Clause 13.2, who may in their own right enforce the provisions of that Clause, this Agreement does not create any right enforceable by any person who is not a party to it. The Parties may amend, renew, terminate, or otherwise vary all or any of the provisions of this Agreement, including Clause 13.1 without the consent of the Indemnitees.

17.14

La Jolla shall ensure that all Licensors fulfil their obligations under this Agreement and, subject to Clause 13.8, La Jolla shall be liable for all damages suffered by Paion and Licensed Subsidiaries arising from any breaches of this Agreement by any Licensor as if such breaches arose from the acts or omissions of La Jolla. Paion shall ensure that all Licensed Subsidiaries comply with the applicable terms and conditions of this Agreement and, subject to Clause 13.8, shall be liable for all damages suffered by La Jolla arising from any breaches of this Agreement by any Licensed Subsidiary as if such breaches arose from the acts or omissions of Paion.

17.15

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts will together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or fax will be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page will take effect together with such final text as a complete authoritative counterpart.

DEFINITIONS

1.	Definitions
1.1	In this Agreement, the following words and phrases shall have the meaning set out below:
"Annual Aggregate Net Sales"	The aggregate amount of Net Sales in each Year.
"Annual Aggregate Net Receipts"	The aggregate amount of Net Receipts in each Year.
"Adverse Event"	Any untoward medical occurrence in a patient to whom the Licensed Product has been administered, which may or may not have a causal relationship with the Licensed Product.
"Affiliate"

In relation to a Party, means any business entity that controls, is controlled by or is under common control with that Party; for the purposes of this definition, 'control' shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity by contract or otherwise, or (ii) the ownership, directly or indirectly, of more than 50% (or in any country other than the country in which the Party is incorporated, such lesser percentage as is the maximum permitted level of foreign investment) of the voting securities or capital stock or other ownership interest of an entity.

“cGMP”

The current Good Manufacturing Practices and standards as set forth (and as amended from time to time) in the practices and standards under the applicable laws in the Territory, and the country in which each Licensed Product is manufactured hereunder, where applicable subject to any arrangements, additions or clarifications, and the respective roles and responsibilities, agreed from time to time between the parties in writing.

“Change of Control”

With respect to a Party, (a) a merger, consolidation, recapitalization, or reorganization of such Party with a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies for purposes of management voting on matters as directed by beneficial owners) of the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to hold beneficial ownership of more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger, consolidation, recapitalization, or reorganization, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets.  Notwithstanding the foregoing, any transaction or series of transactions effected for the purpose of financing the operations of the applicable Party or changing the form or jurisdiction of organization of such Party (such as an initial public offering or other offering of equity securities to non-strategic investors or corporate reorganization) will not be deemed a “Change of Control” for purposes of this Agreement.

"Claims"

All demands, claims, and liability (whether criminal or civil, in contract, tort, or otherwise) for losses, damages, legal costs, and other expenses of any nature whatsoever and all costs and expenses (including legal costs) incurred in connection therewith.

"Commencement Date"	January 12, 2021.
"Commercially Reasonable Efforts"

Such effort and resources that would typically be exerted by a reasonable Third-Party pharmaceutical company similar in size, scope, and business profile to Paion to develop and commercialise in the Territory a pharmaceutical product of similar market potential and at a similar stage of its product life.

"Competing Product"

With respect to Giapreza, a vasopressor for distributive shock approved in the Territory and with respect to XERAVA, a broad-spectrum antibiotic product approved in the Territory with similar antibacterial efficacy against similar bacterial strains (i.e., ESBLs, CRE, Acinetobacter, Atypicals).

"Confidential Information"

All confidential information disclosed by, or behalf of, a Party to the other Party in whatever form, whether marked as confidential or not, whether oral or in written, graphical, digital or other tangible form, including the provisions of this Agreement and information that would be regarded as confidential by a reasonable person relating to:

(a)    any confidential scientific and medical information and technical data invented or developed or acquired by Licensors relating to the Active Pharmaceutical Ingredient and Licensed Product, including physical, chemical, bioequivalence and analytical data, product forms and formulations, control assays and specifications, methods of preparation and stability data and specifically including all information contained in any regulatory dossier;

(b)    the business, affairs, customers, clients, suppliers, strategies, plans, intentions or market opportunities of a Party or its Affiliates;

(c)    the operations, processes, technologies, formulations, techniques, compositions of matter, test results, chemical, clinical and physical data, product information, know-how, designs, trade secrets, software or other Intellectual Property Rights of a Party or its Affiliates; and

(d)    any information or analysis derived from the Confidential Information.

"Control"

Direct or indirect beneficial ownership of fifty percent (50%) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that Party, as the case may be.

“Emergent Agreement”

means the Master Manufacturing Agreement dated November 20, 2017 between La Jolla and Cangene Biopharma LLC d/b/a Emergent Biosolutions (“CBI”), as amended by the First Amendment entered as of February 21, 2018 between La Jolla and CBI.

“GAAP”	The generally accepted accounting principles in the United States of America in effect from time to time.
“Generic Product”

any pharmaceutical product sold by a Third Party (excluding Licensed Products sold by sub-licensees on behalf of Paion or its Licensed Subsidiaries in accordance with the terms of this Agreement or any settlement agreement pertaining to patent litigation arising in connection with this Agreement) that: (a) contains the same active ingredient as the applicable Licensed Product; (b) is approved by the Regulatory Authority in such country as a substitutable generic for such Licensed Product; or (c) is approved in reliance, in whole or in part, on a prior Regulatory Approval of such Licensed Product.

“Governmental Authority”

Any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including, without limitation, any self-regulatory organization.

"GWU Licence"	The Amended and Restated Patent License Agreement dated as of March 1, 2016 between George Washington University and La Jolla.
"Harvard Licence"	The License Agreement dated as of August 3, 2006 between Harvard University and Tetraphase Pharmaceuticals, Inc., as amended.
"Improvement"	Any improvement, enhancement or modification to the Licensed Know-how relating to the manufacture of Licensed Products.
"Intellectual Property Rights"

Any and all trademarks, service marks, logos, trade or business names, drawings, patents, utility models, registered designs, unregistered design rights, copyright, database rights, right to prevent passing off, rights in respect of Confidential Information, rights under data exclusivity laws, rights under orphan drug laws, rights under unfair competition laws, property rights in biological or chemical materials, extension of the terms of any such rights (including supplementary protection certificates), applications for and the right to apply for any of the foregoing registered property and rights, rights in Know-how, and similar or analogous rights anywhere in the world.

"Know-how"

All technical and other information relating to the Licensed Products which is not in the public domain, including information relating to Licensed Products comprising or related to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, procedures, designs for experiments and tests and results of experimentation and testing, processes, specifications and techniques, laboratory reports, clinical data, manufacturing data, and information contained in submissions to Regulatory Authorities.

“La Jolla Supplier Agreements”	Means, collectively, the Emergent Agreement, the Novasep Agreement, the Patheon Agreement and the PolyPeptide Agreement.
"Licensed Know-how"

Know-how in the possession or control of Licensors and their Affiliates which:

(a)    relates to the Licensed Patents and/or the technology that is the subject of the Licensed Patents;

(b)    is required for the purpose of using the Licensed Patents and/or the technology that is the subject of the Licensed Patents; and/or

(c)    relates to the Licensed Products;

in each case, which is necessary or useful for Paion and its Licensed Subsidiaries to manufacture, import or sell Licensed Products.

"Licensed Patents"

The patents and patent applications listed in Schedule 2 to this Agreement and any and all patents resulting from any such applications, including all extensions, additions, divisions continuations, continuations-in-part, reissues, and re-examinations thereof.

"Licensed Products"	Giapreza™ (Angiotensin II) and XERAVA™ (Eravacycline).
"Licensed Rights"	The Licensed Patents, the Licensed Trademarks, the Licensed Know-how, the Programme Data and all Intellectual Property Rights of Licensors therein.
"Licensed Trade Marks"	The trade marks listed in Schedule 3.
"Licensing Fee"	USD 22,500,000.
"Licensors"	Has the meaning given in the Recitals.
"Marketing Authorisation"	Such formal approval from the Regulatory Authority as is necessary for the marketing, sale, and use of the Licensed Products within the Territory.

"Milestone Fees"	XERAVA™ Milestone Fee	XERAVA™ Milestone
	USD 2,000,000	Upon Annual Aggregate Net Sales and Annual Aggregate Net Receipts for XERAVA™ in the Territory exceeding [***]
	USD 2,500,000	Upon grant of a Marketing Authorisation by the European Medicines Agency for a second indication of use for XERAVA™ in the Territory
	USD 5,000,000	Upon Annual Aggregate Net Sales and Annual Aggregate Net Receipts for XERAVA™ in the Territory exceeding [***]
	USD 15,000,000	Upon Annual Aggregate Net Sales and Annual Aggregate Net Receipts for XERAVA™ in the Territory exceeding [***]

	Giapreza™ Milestone Fee	Giapreza™ Milestone
	USD 5,000,000	Upon Annual Aggregate Net Sales and Annual Aggregate Net Receipts for Giapreza™ in the Territory exceeding [***]
	USD 5,000,000	Upon Annual Aggregate Net Sales and Annual Aggregate Net Receipts for Giapreza™ in the Territory exceeding [***]
	USD 15,000,000	Upon Annual Aggregate Net Sales and Annual Aggregate Net Receipts for Giapreza™ in the Territory exceeding [***]
	USD 60,000,000	Upon Annual Aggregate Net Sales and Annual Aggregate Net Receipts for Giapreza™ in the Territory exceeding [***]

"Net Receipts"

The gross amount, including royalties received by Paion or any of its Licensed Subsidiaries from any sub-licensees (including distributors) with respect to sales or other dispositions to a Third Party of Licensed Product in the Sub-licensed Markets minus the following deductions;

(a)    the supply price paid by Paion and its Licensed Subsidiaries for the Licensed Products, whether in bulk, finished form or otherwise, and whether purchased from Licensors and/or Third Parties;

(b    excise taxes, sales taxes, duties, VAT and other similar taxes paid by Paion and/or Licensed Subsidiaries for the Licensed Products;

(d)    storage, freight, postage, shipping, transport, customs, duties, insurance and other transportation and logistics charges paid by Paion and/or Licensed Subsidiaries for the Licensed Products;

(e)    non-affiliated brokers or agent commissions, distribution services agreement fees and other similar amounts allowed or paid by Paion and/or Licensed Subsidiaries to Third Party distributors, including specialty distributors of the Licensed Product; and

(f)    any write-offs or allowances for bad debts taken by Paion or any of its Licensed Subsidiaries, including bad debts and unrecoverable amounts.

For clarity, Net Receipts shall not include any amounts received by Paion or any of its Licensed Subsidiaries as Net Sales.

"Net Sales"

The gross amount billed, invoiced or otherwise recognized as revenue in accordance with GAAP with respect to sales or other dispositions to a Third Party of Licensed Product in the Paion Markets by Paion or any of its Licensed Subsidiaries (but not including sales to an Affiliate of Paion unless the Affiliate is the ultimate end user of the Licensed Products), minus the following deductions:

(a)    credits or allowances granted for damaged products, product expirations, returns, recalls or rejections of the Licensed Product, or for retroactive price reductions and billing errors or adjustments;

(b)    trade and quantity discounts, allowances and credits (including chargebacks);

(c)    excise taxes, sales taxes, duties, VAT and other similar taxes;

(d)    freight, postage, shipping, customs, duties and shipping insurance expense and other transportation charges directly related to the distribution of the Licensed Product;

(e)    non-affiliated brokers or agent commissions, distribution services agreement fees and other similar amounts allowed or paid to Third Party distributors, including specialty distributors of the Licensed Product;

(f)    rebates made with respect to sales paid for by any Governmental Authority, their agencies and purchasers and reimbursers, public or private hospitals, managed health care organizations, group purchase organizations or to trade customers;

(g)    the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers or similar organizations relating to the Licensed Product;

(h)    any write-offs or allowances for bad debts taken by Paion or its Licensed Subsidiaries, including bad debts and unrecoverable amounts; and

(i)    any customary or similar payments to the foregoing (a) – (h) that apply to the sale or disposition of pharmaceutical products.

For clarity, Net Sales shall not include any amounts received by Paion or any of its Licensed Subsidiaries as Net Receipts.

“Novasep Agreement”	The Commercial Supply Agreement entered into on October 16, 2017 between Tetraphase Pharmaceuticals, Inc. and Finorga SAS.

"Paion Markets"

The following countries in the Territory where Paion and its Licensed Subsidiaries will be selling the Licensed Products: Netherlands, Denmark, Germany, France, United Kingdom, Italy, Sweden, Norway, Finland, Austria, Belgium, Ireland, Spain, Portugal, Estonia and Lithuania and any other country in the Territory that is not included in the Sub-Licensed Markets.

“Patheon Agreement”

The Master Manufacturing Services Agreement dated as of June 14, 2017 between Patheon UK Limited and Tetraphase Pharmaceuticals, Inc., as supplemented by the Product Agreement entered into November 30, 2018 between Patheon UK Limited and Tetraphase Pharmaceuticals, Inc.

"Partnering Program"	The program activities to be undertaken by the Parties as described in Schedule 1.
"Patent Fees"	Has the meaning given in Clause 9.1.
"Payment Cap"	Has the meaning given in Clause 8.6.
"Pharmacovigilance Agreement"	A separate agreement between the Parties setting out each Party's responsibilities in relation to pharmacovigilance of the Licensed Products.
“PolyPeptide Agreement”

means the Master Supply Agreement dated as of March 1, 2018 between La Jolla and  PolyPeptide Laboratories San Diego, Inc. (“PPL-SD”), as supplemented by Work Order, LJPCAG005, dated April 8, 2020 between La  Jolla and PPL-SD.

"Programme Data"

All data owned or controlled by La Jolla or Licensors and in their possession from any testing of the Licensed Product, including without limitation all such data relating to toxicological, stability, pharmacological and clinical studies in human beings, and any other test data related to the Licensed Product.

"Quarterly Periods"	The periods of three (3) months commencing on 1 January, 1 April, 1 July and 1 October, respectively.
"Regulatory Authority"	The body responsible for granting the Marketing Authorisations of the Licensed Product in each country of the Territory.
"Revenue Interest Agreement"	The Revenue Interest Agreement dated 10 May 2018 between Healthcare Royalty Management, LLC and La Jolla Pharma, LLC, as amended.
"Royalties"	The amounts payable in accordance with Clause 8.4.
"Serious Adverse Event"

Any untoward medical occurrence or effect that at any dose results in death, is life-threatening, requires hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, or is a congenital anomaly or birth defect. In addition, important medical events that may not result in death, be life-threatening, or require inpatient hospitalisation may be considered a Serious Adverse Event when, based upon appropriate medical judgement, they may jeopardize the patient and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

"Sub-licensed Markets"

The following countries in the Territory where Paion and its Licensed Subsidiaries will be sub-licensing their rights with respect to sales of the Licensed Products: Greece, Croatia, Slovakia, Slovenia, Bulgaria, Romania, Poland and Hungary.

"Supply Agreement"	The supply agreement to be negotiated and entered into in accordance with Clause 5.
"Territory"

The UK, Switzerland and the European Economic Area (EEA), which includes all member state countries of the European Union and Iceland, Liechtenstein and Norway, and as may be mutually extended or amended by written agreement of the Parties.

"Term" "Third Party Supplier"	Has the meaning given in Clause 14.1. Cangene Biopharma LLC d/b/a Emergent Biosolutions, Finorga, SAS, Patheon UK Limited and PolyPeptide Laboratories San Diego, Inc.
"Third Party"	Any person other than the Parties and their respective Affiliates.
"Valid Claim"

Any Licenced Patent which has not expired, been revoked or held unenforceable or invalid by a final decision of a court or other governmental authority of competent jurisdiction and which has not been disclaimed (other than terminal disclaimers), dented or admitted to be invalid or unenforceable through reissue or disclaimer (other than terminal disclaimers), or otherwise and which, in the case of an patent application that has not proceeded to grant, has been pending for no more than [***] years from the date on which it was made.

"VAT"

Any value added tax imposed in any member state of the European Union pursuant to Council Directive (EC) 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it, or supplemental to that Directive, or any similar tax which may be substituted for or levied in addition to it or any value added, sales, turnover or similar tax imposed in any country that is not a member of the European Union.

"Year"	The period from 1 January to 31 December inclusive, for which the Annual Aggregate Net Sales and Annual Aggregate Net Receipts is calculated.

1.2	In this Agreement, unless the context requires otherwise:
1.2.1	each of La Jolla and Paion are a "Party" and together La Jolla and Paion are the "Parties"';
1.2.2	references to Paragraphs and Schedules are to Paragraphs of and Schedules to this Agreement;
1.2.3	references to the singular shall include the plural and vice versa;
1.2.4	the Schedules will have the same force and effect as if expressly set out in the body of this Agreement;
1.2.5	headings are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;
1.2.6	the words “including” or “includes” mean “including (or includes) without limitation”;
1.2.7

in relation to any warranty given under this Agreement, the phrase 'to its knowledge' shall mean to the actual knowledge of the employees of the Party making the warranty as of the date of this Agreement and without any type of external investigation or search;

1.2.8	references in this Agreement to termination shall include termination by expiry;
1.2.9

reference to any legislation or law or to any provision thereof shall include references to any such law as it may, after the date hereof, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;

1.2.10

when any number of days is prescribed in any document, the time period shall start on the next business day after the occurrence of the specified event. If the last day does not fall on a business day, then the last day shall be the next succeeding day which is a business day; and

1.2.11	a business day shall mean any day of the week excluding Saturdays and Sundays and public holidays on which commercial banks are open in the Territory.

Agreed and accepted by the authorised representatives of the Parties.

SIGNED for and on behalf of PAION AG acting by:
Name: Abdelghani Omari
Position: CFO
Signature: /s/ Abdelghani Omari

SIGNED for and on behalf of PAION DEUTSCHLAND GMBH acting by:
Name: Abdelghani Omari
Position: Managing Director
Signature: /s/ Abdelghani Omari
SIGNED for and on behalf of LA JOLLA PHARMACEUTICAL COMPANY acting by:
Name: Larry Edwards
Position: President and CEO
Signature: /s/ Larry Edwards

SIGNED for and on behalf of La Jolla Pharmaceutical II B.V. acting by:
Name: Larry Edwards
Position: Director
Signature: /s/ Larry Edwards
SIGNED for and on behalf of La Jolla Pharma, LLC acting by:
Name: Larry Edwards
Position: President and CEO
Signature: /s/ Larry Edwards
SIGNED for and on behalf of Tetraphase Pharmaceuticals, INC. acting by:
Name: Larry Edwards
Position: President and CEO
Signature: /s/ Larry Edwards
SIGNED for and on behalf of Tetraphase Pharmaceuticals Ireland Limited acting by:
Name: Larry Edwards
Position: President and CEO
Signature: /s/ Larry Edwards

Schedule 1

Appointment of Expert

1.	Referral Notice. Pursuant to Clause 8.15, either Party may serve notice on the other (a "Referral Notice") that it wishes to refer to an expert (the "Expert") the questions set out in that Paragraph.
2.

Appointment of Expert. The Parties shall agree the identity of a single independent, impartial Expert to determine such questions. In the absence of such agreement within thirty (30) days of the Referral Notice, each Party shall appoint its own expert, and the two appointed experts shall together appoint an independent, impartial Expert and such Expert shall alone resolve the questions referred to in Paragraph 1 above.

3.

Exchange of statements of case. Thirty (30) days after the giving of a Referral Notice, both Parties shall exchange simultaneously statements of case in no more than ten thousand (10,000) words in total, and each Party shall simultaneously send a copy of its statement of case to the Expert. Each Party may, within thirty (30) days of the date of exchange of statements of case pursuant to this Paragraph 3, serve a reply to the other Party's statement of case of not more than ten thousand (10,000) words. A copy of any such reply shall be simultaneously sent to the Expert.

4.

The Expert shall have the power to request copies of any documents in the possession and/or control of the Parties that may be relevant to the dispute. Each Party shall immediately provide to the Expert and the other Party copies of any documents so requested by the Expert. The Expert shall make his or her decision on the questions in dispute on the basis of written statements and supporting documentation only, and subject to Paragraph 5 there shall be no oral hearing.

5.

The Expert shall have no power to alter, amend, or add to the provisions of this Agreement, except that the Expert shall have the power to decide all procedural matters relating to the dispute and may call for a one-day hearing if desirable and appropriate.

6.

The Expert shall issue his or her decision in writing within [***] days of the date of service of the last reply under Paragraph 3 above or, in the absence of receipt of any replies, within [***] days of the date of exchange of statements of case under Paragraph 3 above.

7.	The Expert's decision shall be final and binding on the Parties except in the case of manifest error. The Expert shall decide the dispute as an expert and not as an arbitrator.
8.	The Expert's charges shall be borne by the Parties in such proportions as the Expert shall decide.
9.	The language of dispute resolution shall be English.
10.

All documents and information disclosed in the course of expert proceedings and the decision of the Expert shall be kept strictly confidential by the recipient and shall not be used by the recipient for any purpose except for the purposes of proceedings and/or the enforcement of the Expert's decision.

Schedule 2

LICENSED patents

[***]

Schedule 3

LICENSED TRADEMARKS

[***]

Schedule 4

PARTNERING PROGRAMS

•	Clinical activities

•	Licensed Product Supply and Quality activities

•	Commercial activities, including pricing of Licensed Products in the Territory

Schedule 5

SUPPLY TerMS

[***]